                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Dyersburg Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              DYERSBURG CORPORATION

                              1315 PHILLIPS STREET
                           DYERSBURG, TENNESSEE 38024

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 28, 1998

         As a shareholder of Dyersburg Corporation (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Shareholders of the Company to be held at The Crescent Club, 6075 Poplar Avenue, Memphis, Tennessee 38119 on Wednesday, January 28, 1998, at 9:00 a.m. C.S.T. for the following purposes:

         1. To elect (i) two directors in Class I to serve for a term of one year and until their successors are duly elected and qualified; (ii) one director in Class II to serve for a term of two years and until his successor is duly elected and qualified; and (iii) three directors in Class III to serve for a term of three years and until their successors are duly elected and qualified;

         2. To ratify the appointment of Ernst & Young LLP as the independent accountants of the Company; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record of Common Stock of the Company at the close of business on December 9, 1997 are entitled to notice of and to vote at the meeting.

         Whether or not you expect to attend the meeting, management desires to have the maximum representation at the meeting and respectfully requests that you date, execute, and mail promptly the enclosed proxy in the enclosed stamped envelope, which requires no postage if mailed in the United States. A proxy may be revoked by a shareholder any time prior to its use as specified in the enclosed proxy statement.

                                           BY ORDER OF THE BOARD OF DIRECTORS,



                                           /s/ WILLIAM S. SHROPSHIRE, JR.
                                           SECRETARY

Dyersburg, Tennessee
December 15, 1997

                              DYERSBURG CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 28, 1998

To Our Shareholders:

         This Proxy Statement is furnished to shareholders of Dyersburg Corporation (the "Company") in connection with the solicitation of proxies by the board of directors of the Company (the "Board of Directors") to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, or at any adjournment or adjournments thereof. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is December 15, 1997. The principal executive offices of the Company are located at 1315 Phillips Street, Dyersburg, Tennessee 38024.

         The record of shareholders entitled to vote at the Annual Meeting was taken at the close of business on December 9, 1997 (the "Record Date"). On such date, 13,321,899 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), having one vote each were outstanding.

         Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the Board of Directors' recommendations. Any shareholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. No such revocation will be effective, however, unless and until notice of such revocation has been received by the Company at or prior to the Annual Meeting.

         The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, officers of the Company may solicit proxies by telephone or telecopy. Upon request, the Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Common Stock.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes (Class I, Class II, and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The current Board of Directors is comprised of eight members. Six members will be elected at the Annual Meeting. The Board of Directors of the Company has nominated and recommends to the shareholders Ravi Shankar, who was appointed by the Board of Directors to fill a vacancy on the Board of Directors on July 23, 1997, Marvin B. Crow, and Jerome
M. Wiggins, each of whom is an incumbent Class III director, for election as Class III directors to serve until the annual meeting of shareholders in 2001 and until such time as their respective successors are duly elected and qualified; P. Manohar and Mickey Ganot, each of whom was appointed by the Board of Directors to fill a vacancy on the Board of Directors on July 23, 1997 and is an incumbent Class I director, for election as Class I directors to serve until the annual meeting of shareholders in 1999 and until such time as their respective successors are duly elected and qualified; and John D. Howard for election as a Class II director to serve until the annual meeting of shareholders in 2000 and until such time as his successor is duly elected and qualified. The election of directors requires the vote of a plurality of the Common Stock.

         Each of Messrs. Manohar, Shankar, and Ganot were appointed to the Board of Directors pursuant to an Agreement, dated as of April 8, 1997 (the "Texmaco Agreement"), among Polysindo Hong Kong Limited ("Texmaco"), PT. Texmaco Jaya, an Indonesian corporation and affiliate of Texmaco, and the Company, entered into in connection with the acquisition by Texmaco of 3,000,000 shares of the Company's Common Stock from certain shareholders of the Company. Pursuant to the Texmaco Agreement, the Company agreed to fill three vacancies on the Board of Directors with designees of Texmaco reasonably acceptable to the Board of Directors. The members of the Board of Directors not affiliated with Texmaco (the "Disinterested Directors") are obligated pursuant to the Texmaco Agreement to recommend each of the Texmaco designees for election at each annual meeting of the Company's shareholders at which each such designee shall stand for election. At such time as Texmaco and its affiliates own less than 20% but at least 15% of the Company's outstanding Common Stock, Texmaco is only entitled to two designees. Between 15% and 10%, Texmaco is only entitled to one designee and at less than 10%, Texmaco is not entitled to any designees. Pursuant to the Texmaco Agreement, Texmaco has agreed to vote its shares of Common Stock in accordance with the recommendation of the Disinterested Directors with respect to the election of directors.

         Mr. Howard previously served on the Board of Directors from 1986 through his resignation in April 1997 in connection with the transactions with Texmaco. Mr. Howard has been renominated for election to the Board of Directors at the Annual Meeting.

         If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to directors who are not nominees for election at the Annual Meeting is set forth on the following pages.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE DIRECTOR NOMINEES IN PROPOSAL ONE.

Name                   Age                    Principal Occupation/Directorships                             Director Since
----                   ---                    ----------------------------------                             --------------

DIRECTOR NOMINEES

Class III Directors
(Terms Expire 2001)

Marvin B. Crow         65     Mr. Crow has been President of KBO Enterprises, the predominant business             1990
                              of which is operating "TCBY" frozen yogurt stores, since April 1988.  Prior to that he was President of J.P. Stevens & Co., Inc., a textile company.  Mr.
                              Crow is also a director of National Spinning Co., Inc., Ameritex Yarn
                              Corporation, The Bibb Company, and Ithaca Industries.

Jerome   M. Wiggins    57     Mr. Wiggins was elected President and Chief Operating Officer in July 1997           1992
                              and previously served as President - Operations since January 1996. Mr. Wiggins joined the Company in August 1989 as Vice President, Chief Financial Officer,
                              Treasurer, and Secretary and served in those capacities until he was named
                              President - Operations in December 1995.

Ravi Shankar           34     Mr. Shankar has been a Vice President of Operations in Texmaco's Textile             1997
                              division and Director of Texmaco Perkasa Engineering since 1987.  Mr.
                              Shankar was appointed to the Board of Directors as a designee of Texmaco.
Class II Director
(Term Expires 2000)

John D. Howard         45     Mr. Howard has been a Senior Managing Director of Bear Stearns & Co., a               --
                              merchant banking firm, since March 1997 and the Chief Executive Officer of Gryphon Capital Partners Corporation, a merchant banking firm, since July
                              1996.  Previously, Mr. Howard was the Co-Chief Executive Officer of Vestar
                              Capital Partners, Inc., a merchant banking firm, from August 1993.  Mr.
                              Howard had been a director of the Company from 1986 through July 1997.
                              Mr. Howard also serves as a director of Celestial Seasonings, Inc., Safety
                              First, and Access Beyond.

Class I Directors
(Terms Expire 1999)

P. Manohar             44     Mr. Manohar has been Group Executive Vice President/Finance of Texmaco                1997
                              Group since 1989.  Prior to that time, he held Finance Executive positions in various companies of the Texmaco Group and with SRF Ltd., an Indian textile company.  Mr. Manohar was appointed to the Board of Directors as a designee of Texmaco.

Mickey Ganot           46     Mr. Ganot has been the Director of Global Marketing of Texmaco since                  1997
                              1993.  Prior to joining Texmaco, he served as Corporate Vice President
                              Manufacturing and Operations of Liz Claiborne.  Mr. Ganot was appointed to the Board of Directors as a designee of Texmaco.
CONTINUING DIRECTORS

Class I Directors
(Terms Expire 1999)

Julius Lasnick         68     Mr. Lasnick, now retired, was the President - Manufacturing of Springs                1992
                              Industries, Inc., a textile company, from 1991 until April 1993.  From 1986 until April 1993 he also served as Executive Vice President and a director of
                              Springs Industries, Inc.  Mr. Lasnick is also a director of National Spinning
                              Co., Inc.

Class II Directors
(Terms Expire 2000)

L.R. Jalenak, Jr.      67     Mr. Jalenak retired in December 1993 from the position of Chairman of the             1992
                              Board of Cleo Inc., a Gibson Greetings Company manufacturing giftwrap, greeting cards, and related products, a position he had held since June 1990.
                              For over ten years prior to June 1990, Mr. Jalenak was President and Chief
                              Executive Officer of Cleo Inc.  Mr. Jalenak is also a director of Perrigo
                              Company and Lufkin Industries, and is an independent trustee and vice-
                              chairman of First Funds, a family of mutual funds managed by First
                              Tennessee Bank, Memphis, Tennessee.

T. Eugene McBride      54     Mr. McBride is Chairman of the Board and Chief Executive Officer of the               1989
                              Company.  He joined the Company in September 1988 as Executive Vice
                              President.  Mr. McBride was named Chief Operating Officer of the Company in January 1989, Chief Executive Officer in September 1990, and Chairman
                              of the Board in July 1995.  In addition, Mr. McBride served as President of the Company from January 1989 until July 1997.  Mr. McBride is a regional director of First Tennessee Bank, Dyersburg, Tennessee.


         The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. Certain directors also devote their time and attention to the Board's principal standing committees. The committees, their primary functions, and memberships are as follows:

         Executive Committee -- This committee is authorized generally to act on behalf of the Board of Directors between scheduled meetings of the Board, subject to certain limitations established by the Board and applicable corporate law. The Executive Committee is also given specific authorization by the Board, from time to time, with respect to certain matters. Members of the Executive Committee are T. Eugene McBride, Marvin B. Crow, Mickey Ganot, and Julius Lasnick.

         Audit Committee -- This committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are Marvin B. Crow and L.R. Jalenak, Jr.

         Compensation Committee -- This committee has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of executive officers, reviewing and advising management regarding benefits and other terms and conditions of compensation of management, and administering the Company's 1992 Stock Incentive Plan (the "1992 Stock Plan") and the Nonqualified Stock Option Plan for Employees of Acquired Companies (the "Stock Option Plan"). Members of the Compensation Committee are L.R. Jalenak, Jr. and Julius Lasnick. See "Compensation Committee Report on Executive Compensation."

         Nominating Committee -- This committee is responsible for reviewing the size and composition of the Board of Directors and the qualifications of possible candidates for the Board of Directors and making recommendations respecting nominees to be proposed to shareholders for election at each Annual Meeting. In accordance with the Company's Bylaws, nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice (setting forth the information required by the Company's Bylaws) received by the Secretary of the Company at least 120 days in advance of an annual meeting or within 10 days of the date on which notice of a special meeting for the election of directors is first given to shareholders. Members of the Nominating Committee are L.R. Jalenak, Jr. and Julius Lasnick.

         Mergers and Acquisitions Committee -- This committee is responsible for exploring opportunities for growth through acquisitions. Members of the Mergers and Acquisitions Committee are T. Eugene McBride, P. Manohar, L.R. Jalenak, Jr., and Julius Lasnick.

         The Board of Directors held 10 meetings during the fiscal year ended October 4, 1997 ("fiscal 1997"). Due to the increased number of meetings held by the full Board of Directors, the Executive Committee held no meetings during fiscal 1997, the Audit Committee held 3 meetings during fiscal 1997, the Compensation Committee held 7 meetings during fiscal 1997, the Nominating Committee held no meetings during fiscal 1997, and the Mergers and Acquisitions Committee held 1 meeting during fiscal 1997. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which such director served.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         As of December 9, 1997, there were 13,321,899 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each of the matters to be voted on at the Annual Meeting. The following table sets forth, as of November 30, 1997, the beneficial ownership of each current director (including the six nominees for director), each of the executive officers named in the Summary Compensation Table beginning on page 6 hereof (the "Named Executive Officers"), the executive officers and directors as a group, and each shareholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the table has sole voting and investment power.

      Name of                                   Amount and Nature of         Percent of
  Beneficial Owner                            Beneficial Ownership(1)(2)       Class
  ----------------                            --------------------------       -----

T. Eugene McBride                                        211,915                1.6%
James E. Herring                                          58,729(3)              *
Janice L. Whitlock                                            --                 *
Jerome M. Wiggins                                        202,330                1.5
William S. Shropshire, Jr.                                25,500                 *
Stephen J. Dauer                                         159,337(4)             1.2
Julius Lasnick                                             9,342                 *
L.R. Jalenak, Jr.                                         18,842                 *
Marvin B. Crow                                             8,342                 *
P. Manohar                                                    --(5)              *
Ravi Shankar                                                  --(5)              *
Mickey Ganot                                                  --(5)              *
Marimutu Sinivisan                                            --(6)              *
Texmaco                                                3,000,000(7)            22.5
Directors and executive officers as a group              882,311                6.6
  (18 persons)

-------------------
 *       Less than one percent.

(1) Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), shares of Common Stock subject to options held by directors and executive officers of the Company that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all executive officers and directors as a group.

(2) Includes shares of Common Stock issuable upon the exercise of options granted pursuant to the 1992 Stock Plan held by the individual in the following amount: Mr. McBride, 25,414; Mr. Wiggins, 16,492; Mr. Shropshire, 25,000; Mr. Dauer, 9,311; Mr. Lasnick, 7,000; Mr. Jalenak, 9,000; Mr. Crow,
     7,000; and directors and executive officers as a group, excluding shares held by Mr. Herring (18 persons), 121,360.

(3) Mr. Herring served as President of the Company's IQUE subsidiary until his resignation in July 1997.

(4)  Includes 300 shares of Common Stock owned by Mr. Dauer's spouse.

(5) Excludes shares held by Texmaco that may be deemed to be beneficially owned because such person is a Texmaco designee to the Company's Board of Directors pursuant to the Texmaco Agreement.

(6) Excludes shares held by Texmaco that may be deemed to be beneficially owned because such person is a controlling person of Texmaco.

(7) Address: Sentra Mulia Suite 1008, 10th Floor, JI. H.R. Resuna Said Kav. X-6 No. 8, Jakarta - 12540 Indonesia.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     Unless the context otherwise requires, the term "Company" as used in connection with executive compensation refers to the Company and its wholly owned operating subsidiaries, Dyersburg Fabrics Limited Partnership, I ("Dyersburg Fabrics"), IQUE Limited Partnership, I ("IQUE"), United Knitting Limited Partnership, I ("United Knitting"), and AIH Inc. ("Alamac"). The following table provides information as to annual, long-term, and other compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and to each of the other Named Executive Officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                                                                               Long Term
                                                                             Compensation
                                               Annual Compensation              Awards
                                            -------------------------    ---------------------       All Other
Name and Principal Positions   Fiscal Year    Salary         Bonus            Options (#)         Compensation(1)
---------------------------    -----------  -----------    ----------    ---------------------   ------------------
T. Eugene McBride,                1997         $282,802      $211,875               --                $19,871
  Chairman and Chief              1996          259,386        96,950          25,414(2)               15,446
  Executive Officer               1995          250,008        50,000               --                 15,771

James E. Herring,                 1997         $236,954      $120,000               --                 $9,588
  President - IQUE(3)             1996          241,329        97,781          66,751(2)                8,311
                                  1995          240,104            --               --                  9,355

Jerome M. Wiggins,                1997         $203,791      $132,000               --                $15,661
  President and Chief             1996          186,258        65,012          16,492(2)               12,731
  Operating Officer               1995          172,008        27,500               --                 13,486

Janice L. Whitlock,               1997         $193,232      $135,000               --                $17,250
  President - Marketing           1996          181,678        61,287          34,981(4)               14,228
                                  1995          165,000        41,158               --                 10,776

William S. Shropshire, Jr.,       1997         $181,550      $120,000           25,000                $15,040
  Executive Vice President,       1996(5)          N/A           N/A              N/A                    N/A
  Chief Financial Officer,        1995(5)          N/A           N/A              N/A                    N/A
  Secretary and Treasurer

Stephen J. Dauer,                 1997         $178,072      $112,500               --                $18,234
  Sr. Vice President - Sales      1996          174,000        52,612           9,311(2)               13,784
                                  1995          173,004        41,948               --                 14,089
------------

(1) Includes contributions by the Company in fiscal 1997 to the Dyersburg Fabrics Inc. Profit Sharing Plan (the "Profit Sharing Plan") and to the Company's Deferred Compensation Plan and premiums paid by the Company for term life insurance provided for the benefit of the Named Executive Officer, all as reflected in the table below.

                                                                                               Group Term Life
Name                                      Profit Sharing Plan  Deferred Compensation Plan    Insurance Premiums
---------------------------               ------------------   ---------------------------   -------------------
T. Eugene McBride                               $11,481                 $6,890                      $1,500
James E. Herring                                  8,725                     --                         863
Jerome M. Wiggins                                11,481                  4,030                         150
Janice L. Whitlock                               11,481                  4,610                       1,159
William S. Shropshire, Jr.                       11,481                  2,470                       1,089
Stephen J. Dauer                                 11,481                  5,685                       1,068

(2)  Reflects number of options repriced in fiscal 1996.
(3) Mr. Herring served as President of the Company's IQUE subsidiary until his resignation in July 1997.
(4)  Includes 16,981 options repriced in fiscal 1996.
(5) Mr. Shropshire assumed the offices of Executive Vice President, Chief Financial Officer, Secretary, and Treasurer effective September 28, 1996.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning options granted in fiscal 1997:

                                                    Individual Grants
                             ---------------------------------------------------------------
                                               Percent of
                                                  Total
                              Number of         Options/                                           Potential Realizable Value at
                              Securities          SARs                                                Assumed Annual Rates of
                              Underlying       Granted to                                             Stock Price Appreciation
                               Options/         Employees       Exercise                                  for Option Term
                                 SARs           in Fiscal        or Base        Expiration       --------------------------------
Name                           Granted            Year            Price            Date               5%                10%
---------------------------  ------------     -------------    -----------     -------------     -------------     --------------
William S. Shropshire, Jr.      25,000           53.2%           $5.625           10/11/06           $89,125           $224,625


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

         The following table provides information as to options exercised by the Named Executive Officers during fiscal 1997. The numbers and value of the unexercised options held by the Named Executive Officers are also set forth in the following table. None of the Named Executive Officers has held or exercised separate stock appreciation rights ("SARs").

                                                               Number of Securities
                                                              Underlying Unexercised           Value of Unexercised
                               Shares                               Options at                     In-the-Money
                            Acquired on       Value               Fiscal Year-End           Options at Fiscal Year-End
                              Exercise       Realized      -----------------------------   ----------------------------
Named Executive Officer         (#)            ($)         Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------------   ------------  --------------   ------------  ---------------   ------------   -------------
T. Eugene McBride                --        $          --         25,414        --           $227,001      $      --
James E. Herring(1)            58,729            345,033             --        --                 --             --
Jerome M. Wiggins                --                   --         16,492        --            147,315             --
Janice L. Whitlock               --                   --         34,981        --            303,468             --
William S. Shropshire, Jr.       --                   --         25,000        --            195,188             --
Stephen J. Dauer                 --                   --          9,311        --             83,171             --

---------------
(1) Mr. Herring served as President of the Company's IQUE subsidiary until his resignation in July 1997.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company are entitled to receive an annual fee of $12,000, plus $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. Directors who are employed by the Company receive no directors' fees. All directors are reimbursed for their expenses incurred in attending meetings.

         As of the date hereof, the 1992 Stock Plan provides for automatic grants of non-qualified stock options to directors who have not served as an officer or employee of the Company or any Subsidiary or Affiliate, or any person beneficially owning five percent or more of the Common Stock of the Company ("Outside Directors"). Options to purchase 5,000 shares of Common Stock are automatically granted to Outside Directors upon their initial election to the Board of Directors. In addition, options to purchase 2,000 shares of Common Stock are automatically granted to each Outside Director upon his reelection to the Board of Directors if such director has served as such for at least one year prior to such reelection. The exercise price of such options is equal to the fair market value of the Common Stock on the date of election. The term of such options is ten years, and they are exercisable one year from the date of grant.


                              CERTAIN TRANSACTIONS
RELATIONSHIP WITH TEXMACO

         Texmaco is a Hong Kong corporation under common control with P.T. Polysindo Eka Perkasa and PT. Texmaco Jaya. Texmaco is a vertically integrated polyester chemical and textile manufacturer based in Jakarta, Indonesia. The mailing address and telephone number of the principal executive office of Texmaco are Sentra Mulia Suite 1008, 10th Floor, JI. H.R. Resuna Said Kav. X-6 No. 8, Jakarta - 12540 Indonesia, 0-11-62-21-522-9390. Marimutu Sinivisan is a controlling person of Texmaco.

         On April 8, 1997, Texmaco acquired from certain shareholders of the Company 3,000,000 shares or approximately 22.8% of the outstanding Common Stock. In connection with such purchase, Texmaco stated its intention to acquire additional shares of Common Stock so that it would own a majority of the Common Stock prior to November 5, 1998. On April 8, 1997, the Company and Texmaco entered into the Texmaco Agreement pursuant to which the Company and Texmaco made certain agreements, including:

                  (i) If Texmaco and its affiliates do not own more than 50% of the Company's outstanding Common Stock within 18 months following the Closing Date, Texmaco and its affiliates shall be prohibited from acquiring additional shares of Common Stock, except pursuant to certain specified exceptions, such as Texmaco's exercise of its preemptive right described below, and Texmaco's receipt of stock dividends from the Company.

                  (ii) Texmaco shall have preemptive rights to acquire additional shares of Common Stock in the event the Company proposes to issue additional shares, except in certain specified events, such as
         (i) stock dividends, stock splits, recapitalizations, or other subdivisions of shares of Common Stock and (ii) issuances of shares of Common Stock or related options to employees, officers, and directors of, and consultants to, the Company pursuant to the Company's current stock incentive plan.

                  (iii) Subject to certain limited exceptions set forth in the Texmaco Agreement, Texmaco and its affiliates shall not sell or otherwise transfer any shares of the Common Stock that they may own without first offering to sell such shares to the Company.

                  (iv) Texmaco is entitled to designate three persons who are senior executive officers of Texmaco to serve on the Company's Board of Directors. However, if at any time Texmaco and its affiliates own less than 20% but at least 15% of the outstanding Common Stock, Texmaco shall be entitled to only two designees. If at any time Texmaco and its affiliates own less than 15% but at least 10% of the outstanding Common Stock, Texmaco shall be entitled to only one designee. If at any time Texmaco and its affiliates own less than 10% of the outstanding Common Stock, Texmaco shall not be entitled to any designees.

                  (v) Texmaco shall use its best efforts to ensure that the Company's Board of Directors has at all times four disinterested members, who shall be persons who are not affiliates of Texmaco and who are not Texmaco's designees to the Board of Directors.

                  (vi) Any transaction between the Company and Texmaco or its affiliates shall be on terms no less favorable than those that would be obtained from unaffiliated parties in arms' length transactions, and any such transaction or series of related transactions that exceeds $1,000,000 must be approved by a committee comprised of the Company's disinterested directors.

                  (vii) Texmaco shall have the right to request that the Company effect registration under the Securities Act of 1933, as amended (the "1933 Act"), of the shares owned by Texmaco and its affiliates, subject to certain conditions including, without limitation, the Company shall be obligated to effect no more than three such demand registrations under a Registration Statement on Form S-3 and no more than two such demand registrations under a Registration Statement on Form S-1. In the event that the Company proposes to register shares of its Common Stock under the 1933 Act, Texmaco shall have the right to request that shares of the Common Stock owned by it be included in such registration, subject to certain customary restrictions.

         Pursuant to the Texmaco Agreement, Texmaco has designated P. Manohar, Ravi Shankar, and Mickey Ganot as nominees to the Company's Board of Directors. By virtue of its ownership in the Company and representation on the Company's Board of Directors, Texmaco is in a position to exert substantial influence on the business policies of the Company.

         During fiscal 1997, the Company sold fabric in the approximate amount of $80,000 to Texmaco in the ordinary course of business upon terms the Company believes were no less favorable than could have been obtained from an unrelated third party.

INDEBTEDNESS OF MANAGEMENT

         In connection with the relocation of Mr. Miller, President - United Knitting, from Dyersburg, Tennessee to Cleveland, Tennessee, Mr. Miller received from the Company an interest-free loan in the amount of $86,000, all of which remains outstanding as of December 15, 1997. Such loan is to be used by Mr. Miller for the purchase of a new house in Cleveland, Tennessee and is to be repaid to the Company upon the sale of Mr. Miller's house in Dyersburg, Tennessee.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, the Company's executive officers, and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on the Company's review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal 1997 its officers, directors, and greater than ten percent beneficial owners were in compliance with all applicable filing requirements and that Janice L. Whitlock failed to file timely one Form 4 reflecting a single securities transaction during fiscal 1996.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors of the Company is currently comprised of L.R. Jalenak, Jr. and Julius Lasnick. Patricia Hilsberg served on the committee from April 23, 1997 until her resignation as a member of the Board of Directors and the committee on October 30, 1997. In addition, Julius Koppelman served as a member of the Board of Directors and the committee until his resignation effective May 5, 1997. None of the above mentioned persons has at any time been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served during fiscal year 1997 as a member of the compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation of the Company's executive officers and key managers (collectively referred to in this report as "executives") is reviewed and approved annually by the Compensation Committee of the Board of Directors, currently comprised of three non-employee directors. In addition to reviewing and approving executives' salary and bonus arrangements, the Compensation Committee establishes policies and guidelines for other benefits and administers the awards of stock and stock options pursuant to the Company's stock plans. The Compensation Committee is assisted in making compensation decisions by the Company's Chief Executive Officer (referred to in this report as the "CEO") and independent professional compensation consultants.

COMPENSATION POLICIES AND PROCEDURES APPLICABLE TO EXECUTIVES FOR FISCAL 1997

         General. Compensation of the Company's executives is intended to attract, retain, and reward persons who are essential to the corporate enterprise. The fundamental policy of the Company's executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The objective corporate performance measurement utilized by the Compensation Committee in fiscal 1997 for establishing executive compensation was the Company's earnings before taxes ("EBT"), which measurement the Compensation Committee believes reflects shareholder value. Additionally, the Compensation Committee utilizes subjective criteria for evaluating individual performance and relies substantially on the key managers, principally the CEO, in doing so. The Compensation Committee focuses on three primary components of the Company's executive compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation, annual incentive compensation, and long-term incentive compensation.

         The compensation of James E. Herring was determined, in part, in accordance with an employment agreement between Mr. Herring and United Knitting that was negotiated on an arm's length basis between representatives of the Company and Mr. Herring and executed in January 1994 when the Company acquired United Knitting. The employment agreement provided for an annual base salary of $245,000 per year for three years, an award of options to purchase 135,000 shares of Common Stock, and participation in a bonus plan dependent primarily upon United Knitting's earnings.

         Base Salary Compensation. Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business, with whom the Company expects to compete for executive talent. The Compensation Committee also assesses subjective qualitative factors to discern a particular executive's relative "value" to the corporate enterprise in establishing base salaries. At the initial Compensation Committee meeting each fiscal year, the Company's CEO proposes to the Compensation Committee a compensation package for each of the Company's executives, excluding the CEO. The Compensation Committee reviews the CEO's recommendations and determines the appropriate compensation packages for each of the executives for the forthcoming fiscal year. It has been the objective of the Compensation Committee, based on formal surveys conducted by the Company's compensation consultants and informal surveys of other publicly held companies in the textile industry or of similar market capitalization, that base salaries for the Company's executives be targeted at the 50th percentile of total cash compensation for comparable positions. The Compensation Committee believes that the Company's principal competitors for executive talent are not necessarily the same companies that would be included in a peer group compiled for purposes of measuring shareholder returns. Consequently, the comparable companies examined for compensation purposes are not the same as the companies comprising the Media General Financial Services Industry Group 56 -- Textile Manufacturing Index in the Performance Graph included in this Proxy Statement.

         Annual Incentive Compensation. At the initial Compensation Committee meeting, the Compensation Committee also establishes the amounts available for cash bonuses (in the aggregate and per executive) based on the achievement of Company performance objectives approved by the full Board of Directors. The policy of the Compensation Committee for fiscal 1997 was to provide for potential bonuses based on corporate operating performance in amounts ranging from 15% to 50% of the executives' base salaries. The bonus pool for Dyersburg Fabric employees was weighted towards Dyersburg Fabrics' EBT. The bonus pool for United Knitting employees was weighted towards United Knitting's EBT. Based on the Company's 1997 EBT, an aggregate of 100% of the bonus pool was distributed to the executives as incentive compensation. Executives would not have been entitled to any incentive compensation if EBT was less than 75% of targeted amounts. The objective corporate performance portion of the bonus pool was divided among the individual executives based upon sharing ratios established at the beginning of the fiscal year. The sharing ratios were determined on the basis of base salaries as well as the subjective, informal evaluation by the CEO of an individual executive's performance and his or her ability to affect the Company's operating performance.

         Long-Term Incentive Compensation. It is the Compensation Committee's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the Compensation Committee believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of the Company's shareholders. Awards of stock options to executives have historically been at then-current market prices and, in keeping with the Company's objective to link pay with corporate performance, generally vest over a period of one to five years depending on the percentage increase in the Company's pre-tax earnings over the prior fiscal year. In general, the amount of shares subject to option awards are consistent with the relative pay levels of the executives.

CEO MCBRIDE'S COMPENSATION

         In reviewing and approving Mr. McBride's fiscal 1997 compensation, the Compensation Committee considered the same criteria detailed herein with respect to executives in general. Mr. McBride's base salary for fiscal 1997 was established at $282,802, a 9% increase over his fiscal 1996 base salary. Mr. McBride's incentive bonus for fiscal 1997 was $211,875, or 75% of his base salary. Mr. McBride's targeted bonus for 1997 was 50% of his base salary if the Company achieved its targeted EBT. Because the Company achieved greater than 125% of its targeted EBT in fiscal 1997, Mr. McBride was eligible to receive a bonus payout of 150% of his targeted bonus for a bonus equivalent to 75% of his base salary. Such amount and percentage is higher than that available to other executives. This is consistent with the Compensation Committee's philosophy that, because the Chief Executive Officer is in the greatest position to affect Company operating performance, he should have the largest portion of his compensation "at risk."

COMPLIANCE WITH INTERNAL REVENUE CODE 162(M)

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to Named Executive Officers. Under the regulations, certain "performance based" compensation is not subject to the deduction limit. The 1992 Stock Plan contains certain per-participant limitations on grants pursuant to the 1992 Stock Plan so that awards of stock options pursuant to such plan should be considered "performance based." Because the Company does not believe it is otherwise in any immediate danger of losing any deductions, no definitive determinations have been made by the Compensation Committee as to whether it will cause the $1,000,000 limit to be exceeded in the future.

                   L.R. JALENAK, JR., Chairman JULIUS LASNICK

                               PERFORMANCE GRAPH

     The following graph compares the cumulative returns of $100 invested in (a) the Company, (b) the Media General New York Stock Exchange Index ("Media General NYSE Index"), and (c) the Media General Financial Services Industry Group 56-Textile Manufacturing Index ("Media General Textile Mfg."), for the period covering the Company's most recent five fiscal years, assuming reinvestment of all dividends.

        Measurement Period              Dyersburg        Media General      Media General
      (Fiscal Year Covered)            Corporation        NYSE Index        Textile Mfg.
9/92                                              100                100                100
9/93                                              106                116                102
9/94                                              101                121                 99
9/95                                               74                146                 96
9/96                                               89                173                110
9/97                                              191                237                123

            PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

         Upon recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit the accounts of the Company for fiscal 1998 and recommends that shareholders vote to ratify such selection. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL TWO.

                            PROPOSALS OF SHAREHOLDERS

         A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company's Annual Meeting of Shareholders in 1999 and received at the Company's executive offices no later than August 18, 1998, will be included in the Company's Proxy Statement and form of proxy relating to such Annual Meeting.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                            METHOD OF COUNTING VOTES

         Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. Abstentions and broker non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors and the verification of the appointment of the Company's accountants. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter.

                         FINANCIAL STATEMENTS AVAILABLE

         A copy of the Company's 1997 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

         UPON WRITTEN REQUEST TO WILLIAM S. SHROPSHIRE, JR., SECRETARY, DYERSBURG CORPORATION, 1315 PHILLIPS STREET, DYERSBURG, TENNESSEE 38024, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SEC ON FORM 10-K.

                                            BY ORDER OF THE BOARD OF DIRECTORS,




                                            /s/ WILLIAM S. SHROPSHIRE, JR.
                                            SECRETARY

December 15, 1997

                                                                      Appendix A
                                     PROXY
                             DYERSBURG CORPORATION

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF DYERSBURG CORPORATION (THE "COMPANY") TO BE HELD JANUARY 28, 1998.
   The undersigned hereby appoints T. Eugene McBride and William S. Shropshire, Jr., and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown hereon on this proxy at the Annual Meeting of Shareholders of the Company to be held at The Crescent Club, 6075 Poplar Avenue, Memphis, Tennessee 38119, on Wednesday, January 28, 1998, at 9:00 a.m. C.S.T. and any adjournment thereof.

(1) ELECTION OF DIRECTORS:

    FOR all nominees listed to the   WITHHOLD AUTHORITY to vote for    Class I director nominees: P. Manohar and
    right (except as marked to the   all nominees listed to the        Mickey Ganot.
    contrary)                   [ ]  right                       [ ]   Class II director nominee: John D. Howard.
                                                                       Class III director nominees: Marvin B. Crow,
                                                                       Jerome M. Wiggins, and Ravi Shankar.

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided below.)

-----------------------------------------------------------------------------
(2) Ratification of Appointment of Ernst & Young LLP as the Independent
    Accountants:

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

(3) In their discretion on any other matter that may properly come before said meeting or any adjournment thereof.

             (Please date and sign this proxy on the reverse side.)

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the election of all six nominees and FOR ratification of appointment of accountants.

                                                 PLEASE SIGN HERE AND RETURN
                                                 PROMPTLY

                                                 -----------------------------

                                                 -----------------------------

                                                 Date:____________, 199______

                                                 Please sign exactly as your
                                                 name appears on your stock
                                                 certificate. If registered in
                                                 the names of two or more
                                                 persons, each should sign.
                                                 Executors, administrators,
                                                 trustees, guardians, attorneys,
                                                 and corporate officers should
                                                 show their full titles.

    ------------------------------------------------------------------------

 If you have changed your address, please PRINT your new address on this line.